Exhibit 99.1

Argan, Inc. Reports Third Quarter Fiscal 2026 Results

Reports Record Backlog of $3.0 Billion

December 4, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its third quarter of fiscal year 2026 ended October 31, 2025. The Company will host an investor conference call today, December 4, 2025, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	October 31,
For the Quarter Ended:	2025	2024	Change
Revenues	$251,153	$257,008	$(5,855)
Gross profit	46,949	44,327	2,622
Gross margin %	18.7%	17.2%	1.5%
Net income	$30,737	$28,010	$2,727
Diluted earnings per share	2.17	2.00	0.17
EBITDA	40,297	37,509	2,788
EBITDA as a % of revenues	16.0%	14.6%	1.4%
Cash dividends per share	0.500	0.375	0.125

	October 31,
For the Nine Months Ended:	2025	2024	Change
Revenues	$682,556	$641,705	$40,851
Gross profit	128,079	93,376	34,703
Gross margin %	18.8%	14.6%	4.2%
Net income	$88,562	$54,090	$34,472
Diluted earnings per share	6.27	3.91	2.36
EBITDA	106,821	74,241	32,580
EBITDA as a % of revenues	15.7%	11.6%	4.1%
Cash dividends per share	1.250	0.975	0.275

	October 31,	January 31,
As of:	2025	2025	Change
Cash, cash equivalents and investments	$726,821	$525,137	$201,684
Net liquidity (1)	377,311	301,443	75,868
Share repurchase treasury stock, at cost	113,590	105,643	7,947
Project backlog	2,973,000	1,361,000	1,612,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “We delivered solid third quarter results highlighted by our record backlog of $3.0 billion, which as expected, reflects the addition of two new gas-fired projects in the quarter – the 1.4 GW CPV Basin Ranch Energy Center in Ward County, Texas, and a 860 MW facility, also located in Texas.  With these new projects added, we are currently under contract for the construction of approximately 6 GW of power generating assets.

“There is significant urgency around the construction of new, combined-cycle natural gas projects as older facilities reach the end of their useful life and new resources are needed to meet the growing demand for reliable energy to power the ‘electrification of everything’.  Moving forward, we expect to periodically add projects to our backlog as power plant construction projects underway make progress and are completed.  With our visibility today, we are optimistic about our ability to drive revenue growth and enhanced profitability for many years to come. As we move through the close of fiscal 2026, we remain committed to our disciplined approach to capitalizing on the strong demand we are seeing for our services, with a focus on pursuing the right projects with the right partners in the right geographies.”

Third Quarter Results

Consolidated revenues for the quarter ended October 31, 2025, were $251.2 million, a decrease of $5.9 million, or 2.3%, from consolidated revenues of $257.0 million reported for the comparable prior-year quarter. The decrease in revenues relative to the prior-year quarter reflects the timing of work performed and project mix, as recently awarded contracts are progressing through early construction stages, while the prior-year period included peak execution activity on several large projects.

For the quarter ended October 31, 2025, Argan’s consolidated gross profit was $46.9 million, or 18.7% of consolidated revenues. Consolidated gross profit for the quarter ended October 31, 2024 was $44.3 million, or 17.2% of consolidated revenues. The increase from the comparable prior-year quarter is primarily due to improved gross profit margins for the Power Industry Services and Industrial Construction Services segments.

Selling, general and administrative expenses were $14.3 million and $14.0 million for the three months ended October 31, 2025 and 2024, respectively, and represented 5.7% and 5.4% of corresponding consolidated revenues, respectively.

Other income, net, for the three months ended October 31, 2025 was $7.1 million, which primarily reflected investment income earned during the period.

For the quarter ended October 31, 2025, Argan achieved net income of $30.7 million, or $2.17 per diluted share, compared to $28.0 million, or $2.00 per diluted share, for last year’s third quarter. EBITDA for the quarter ended October 31, 2025 increased to $40.3 million compared to $37.5 million for the same quarter of last year.

Argan continues to generate significant cash flow and increased its total balance of cash, cash equivalents and investments during the quarter. The total balances were $726.8 million and $525.1 million as of October 31, 2025 and January 31, 2025, respectively. Balance sheet net liquidity was $377.3 million at October 31, 2025 and $301.4 million at January 31, 2025; furthermore, the Company had no debt.

First Nine Months Results

Consolidated revenues for the nine months ended October 31, 2025 were $682.6 million, an increase of $40.9 million, or 6.4%, from consolidated revenues of $641.7 million reported for the comparable prior year period. For the nine months ended October 31, 2025, consolidated gross profit increased to approximately $128.1 million, or 18.8% of consolidated revenues, compared to consolidated gross profit of $93.4 million, or 14.6% of consolidated revenues, reported for the nine months ended October 31, 2024.

For the nine months ended October 31, 2025, Argan achieved net income of $88.6 million, or $6.27 per diluted share, versus net income of $54.1 million, or $3.91 per diluted share, for last year’s comparable period. EBITDA for the nine months ended October 31, 2025 increased to $106.8 million compared to $74.2 million in the same period of last year.

As of October 31, 2025, consolidated project backlog was approximately $3.0 billion, as compared to approximately $1.4 billion at January 31, 2025.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, December 4, 2025, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 510701.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster5.com/Webcast/Page/2961/53159

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until December 18, 2025, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 53159. A replay of the webcast can be accessed until December 4, 2026.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and income tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2025	2024	2025	2024

REVENUES	$251,153	$257,008	$682,556	$641,705
Cost of revenues	204,204	212,681	554,477	548,329
GROSS PROFIT	46,949	44,327	128,079	93,376
Selling, general and administrative expenses	14,316	13,995	41,049	37,848
INCOME FROM OPERATIONS	32,633	30,332	87,030	55,528
Other income, net	7,061	6,646	18,086	17,044
INCOME BEFORE INCOME TAXES	39,694	36,978	105,116	72,572
Provision for income taxes	8,957	8,968	16,554	18,482
NET INCOME	30,737	28,010	88,562	54,090

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	165	(957)	3,535	(1,933)
Net unrealized gains (losses) on available-for-sale securities	1,296	(659)	2,894	(169)
COMPREHENSIVE INCOME	$32,198	$26,394	$94,991	$51,988

EARNINGS PER SHARE
Basic	$2.22	$2.07	$6.45	$4.04
Diluted	$2.17	$2.00	$6.27	$3.91

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	13,830	13,530	13,731	13,398
Diluted	14,157	14,034	14,134	13,830

CASH DIVIDENDS PER SHARE	$0.500	$0.375	$1.250	$0.975

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

(Unaudited)

	October 31,	January 31,
	2025	2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$306,294	$145,263
Investments	420,527	379,874
Accounts receivable, net	170,381	175,808
Contract assets	38,402	28,430
Other current assets	61,567	51,925
TOTAL CURRENT ASSETS	997,171	781,300
Property, plant and equipment, net	15,777	14,463
Goodwill	28,033	28,033
Intangible assets, net	1,532	1,826
Deferred taxes, net	—	552
Right-of-use and other assets	8,356	10,053
TOTAL ASSETS	$1,050,869	$836,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$100,798	$97,297
Accrued expenses	67,144	83,319
Contract liabilities	451,918	299,241
TOTAL CURRENT LIABILITIES	619,860	479,857
Deferred taxes, net	6,116	—
Noncurrent liabilities	5,183	4,513
TOTAL LIABILITIES	631,159	484,370

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,873,410 and 13,634,214 shares outstanding at October 31, 2025 and January 31, 2025, respectively	2,374	2,374
Additional paid-in capital	167,075	168,966
Retained earnings	363,960	292,698
Treasury stock, at cost – 1,954,879 and 2,194,075 shares at October 31, 2025 and January 31, 2025, respectively	(113,590)	(105,643)
Accumulated other comprehensive loss	(109)	(6,538)
TOTAL STOCKHOLDERS’ EQUITY	419,710	351,857
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,050,869	$836,227

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	October 31,
	2025	2024
Net income, as reported	$30,737	$28,010
Provision for income taxes	8,957	8,968
Depreciation	505	433
Amortization of intangible assets	98	98
EBITDA	$40,297	$37,509

	Nine Months Ended
	October 31,
	2025	2024
Net income, as reported	$88,562	$54,090
Provision for income taxes	16,554	18,482
Depreciation	1,411	1,376
Amortization of intangible assets	294	293
EBITDA	$106,821	$74,241